STARBUCKS CORPORATION
GLOBAL KEY EMPLOYEE RESTRICTED STOCK UNIT GRANT AGREEMENT
2005 LONG-TERM EQUITY INCENTIVE PLAN
(PERFORMANCE-BASED)

STARBUCKS CORPORATION (the “Company”) does hereby grant to the individual named below (the “Participant”) an award (the “Award”) of performance restricted stock units (the “Performance RSUs”) in a target amount as set forth below (“Target RSUs”), effective on the Date of Grant set forth below. The Performance RSUs granted under this Global Key Employee Restricted Stock Unit Grant Agreement, including any additional terms and conditions applicable to the Participant’s country contained in Appendix A attached hereto (together with the Global Key Employee Restricted Stock Unit Grant Agreement, this “Agreement”) shall, subject to the attainment of certain performance goals set forth below (the “Performance Goals”), relating to the Performance Criteria specified in the 2005 Long-Term Equity Incentive Plan, vest and become payable in shares of Common Stock (the “Shares”), subject to earlier expiration or termination of the Performance RSUs as provided in this Agreement. The Performance RSUs and the terms of this Agreement, including the Appendices, shall be subject to the terms and conditions of the 2005 Long-Term Equity Incentive Plan (the “Plan”); provided, however, that Section 9 of the Plan (other than Section 9(a)(iv)) shall not apply to this Award. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Partner Name:	«First_Name» «LAST_NAME»
Target Restricted Stock Units:	«SHARES_GRANTED»
Date of Grant:	«GRANT_DATE»
Performance Period:	«PERFORMANCE_PERIOD»

1.Vesting Schedule. The number of Performance RSUs granted under the Award that actually vest and that will be settled shall be determined pursuant to a two-step process: (i) first the maximum number of Performance RSUs that are eligible to vest shall be determined as provided under Section 1.1 hereof on the basis of the level at which the Performance Goals specified on attached Schedule I are actually attained and (ii) then the maximum number of Performance RSUs calculated under clause (i) that will actually vest shall be determined on the basis of the Participant’s completion of the requirements set forth in Section 1.2 hereof.
1.1    Performance Goal Requirements.  The attached Schedule I specifies the Performance Goals required to be attained during the Performance Period in order for the Performance RSUs to become eligible to vest. As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine in its sole discretion the attainment level of the Performance Goals. On the basis of the determined level of attainment of the Performance Goals, the Target RSUs will be multiplied by the applicable percentage determined in accordance with the performance matrix set forth in Schedule I. The number of Performance RSUs resulting from such determination shall constitute the maximum number of Performance RSUs in which the Participant may vest under this Award (the “Earned Performance RSUs”).
1.2    Active Status Vesting. Subject to the terms and conditions of this Award, a number of Earned Performance RSUs will vest as detailed in the attached Schedule I of this Agreement, subject to the Participant’s continued Active Status through the date the Performance RSUs are paid pursuant to Section 3.
2.Dividend Equivalents. On each date that a cash dividend is paid to holders of Shares during the Performance Period, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the number of Shares subject to the Target RSUs and any Dividend Equivalent RSUs (as defined below) that remain unvested and outstanding as of the dividend payment date, shall be credited for the benefit of the Participant, and such credited amount shall be converted into an additional number of Performance RSUs (“Dividend Equivalent RSUs”) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the dividend payment date, rounded up or down to the nearest whole number. At the end of the Performance Period, the number of Dividend Equivalent RSUs will be adjusted to reflect the number of

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Dividend Equivalent RSUs that would have been credited to the Participant as of the Date of Grant if such calculations had been based on the number of Earned Performance RSUs (such adjusted number, the “Earned Dividend Equivalent RSUs”). During the period beginning immediately following the last day of the Performance Period and ending on the date the Performance RSUs granted hereunder are paid pursuant to Section 3 below, Dividend Equivalent RSUs will accrue on any Earned Performance RSUs and any Earned Dividend Equivalent RSUs. Dividend Equivalent RSUs will be subject to the same conditions as the underlying Performance RSUs with respect to which Dividend Equivalent RSUs were paid, including, without limitation, the vesting conditions and the provisions governing time and form of settlement applicable to the underlying Performance RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, “Performance RSUs” shall include any Dividend Equivalent RSUs that have been credited to the Participant’s account.
3.Form and Timing of Payment of Vested Performance RSUs.  Subject to the terms and conditions of this Agreement and the Plan, any Performance RSUs that vest will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits) (i) on, or within sixty (60) days after, the last day of the Performance Period, including upon a vesting described in Section 4.3 or Section 4.4 below, or (ii) earlier, as set forth in Section 4.2 below.
4.Termination of Employment; Change of Control.
4.1    Termination of Employment.  Except as provided in Sections 4.2, 4.3 or 4.4 below, any unvested Performance RSUs subject to this Agreement shall immediately terminate and be automatically and completely forfeited by the Participant to the Company upon the termination of the Participant’s Active Status for any reason, including without limitation, voluntary termination by the Participant, or termination by the Company or any Subsidiary or affiliate of the Company because of Misconduct.
For purposes of the Performance RSUs, the Participant’s Active Status will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where that Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any) and will not be extended by any notice period (e.g., the Participant’s Active Status would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any). Actively providing services during only a portion of the vesting period prior to a Vesting Date shall not entitle the Participant to vest in a pro-rata portion of the unvested Earned Performance RSUs (if any) that would have vested as of such Vesting Date, nor will it entitle the Participant to any compensation for the lost vesting. The Committee shall have the exclusive discretion to determine when the Participant’s Active Status for purposes of the Award is terminated (including whether the Participant may still be considered to be providing services while on a leave of absence).
4.2    Termination in Connection with a Change of Control.  Upon Participant’s “CIC Qualifying Termination” or a “Potential CIC Qualifying Termination,” each as defined in the Starbucks Corporation Executive Severance and Change in Control Plan (the “Executive Severance Plan”), on or prior to the last day of the Performance Period, a number of Performance RSUs equal to the Target RSUs will vest in full as of the date of such termination and shall be payable to the extent and subject to the terms and conditions set forth in the Executive Severance Plan within ninety (90) days after Participant’s separation from service. If the Participant’s CIC Qualifying Termination or Potential CIC Qualifying Termination occurs following the last day of the Performance Period, a number of Performance RSUs equal to the Earned Performance RSUs will vest in full as of the date of such termination and shall be payable to the extent and subject to the terms and conditions set forth in the Executive Severance Plan within ninety (90) days after Participant’s separation from service.
4.3    Retirement; Termination Outside of a Change of Control. If the Participant’s Active Status terminates due to Retirement on a day following the date that is six (6) months after the Date of Grant, the Participant will continue to be eligible to vest as if the Participant’s Active Status had not terminated, subject to and conditioned upon compliance with the terms of Section 5 through the Vesting Date, in a number of Performance RSUs equal to the Earned Performance RSUs.
Notwithstanding anything to the contrary herein, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s country that likely would result in any favorable treatment of the Performance RSUs at Retirement under this Agreement being deemed unlawful or discriminatory, the Company may, in its sole discretion, determine not to apply such

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favorable treatment and treat the Performance RSUs as set forth in the remaining provisions of this Agreement.
In the event of Participant’s “Qualifying Termination,” as defined in the Executive Severance Plan, the Participant will continue to be eligible to vest as if the Participant’s Active Status had not terminated, subject to and conditioned upon compliance with the terms of Section 5 through the Vesting Date, in a number of Performance RSUs equal to a pro-rata portion of the Earned Performance RSUs to the extent and subject to the terms and conditions set forth in the Executive Severance Plan.

4.4    Disability or Death. If the Participant’s Active Status terminates due to Disability or death on or prior to the last day of the Performance Period, a number of Performance RSUs equal to the Target RSUs will vest in full as of the date of termination of Active Status due to Disability or death. If the Participant’s Active Status terminates due to Disability or death following the last day of the Performance Period, a number of Performance RSUs equal to the Earned Performance RSUs will vest in full as of the date of termination of Active Status due to Disability or death.
5.Misconduct. As a condition to receiving and becoming eligible to vest in the Performance RSUs, the Participant hereby agrees not to engage in Misconduct.
6.Clawback. If the Company determines, in its sole discretion, that the Participant has engaged in Misconduct, the Participant agrees and covenants that (a) any unvested portion of the Performance RSUs shall be immediately forfeited as of the date the Company determines that the Participant has engaged in Misconduct (the “Determination Date”); (b) if any part of the Performance RSUs vested and were settled prior to the Determination Date, upon the Company’s demand, the Participant shall immediately deliver to the Company (i) the Shares that the Participant acquired upon settlement of such Performance RSUs, and (ii) to the extent any such Shares were previously sold by the Participant, a cash amount equal to the Fair Market Value as of the Determination Date of the Shares contemplated to be returned to the Company under this clause; and (c) the foregoing remedies set forth in this Section 6 shall not be the Company’s exclusive remedies, which shall include, among other remedies, injunctive relief and damages that may be available to the Company. The Company reserves all other rights and remedies available to it at law or in equity.
7.Code Section 409A.  The provisions in this Section 7 shall apply if the Participant is subject to taxation in the United States.
7.1    To the extent the Performance RSUs constitute “nonqualified deferred compensation” that is subject to Code Section 409A (“NQ Deferred Compensation”), any Performance RSUs that are payable upon or with reference to the date that the Participant’s Active Service terminates (i) shall not be paid unless the Participant experiences a “separation from service” within the meaning of Code Section 409A and (ii) if the Participant is a “specified employee” within the meaning of Code Section 409A on the date of the Participant’s separation from service, then the Performance RSUs shall be paid on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.
7.2    This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from or comply with Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Performance RSUs granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Performance RSUs shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Performance RSUs. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or affiliate of the Company based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Agreement, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.
8.Responsibility for Taxes.  Regardless of any action the Company or, if different, the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all

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Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSUs, including, but not limited to the grant of the Performance RSUs, the vesting or settlement of the Performance RSUs, the issuance of Shares in settlement of the Performance RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Performance RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant is subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by the Participant, to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by one or a combination of the following:
(a)    withholding from the Participant’s wages, salary or other cash compensation payable to the Participant by the Company, the Employer or any other Subsidiary or affiliate of the Company; or
(b)    withholding from proceeds of the sale of Shares issued in settlement of the vested Performance RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or
(c)    withholding in whole Shares to be issued in settlement of the vested Performance RSUs; provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable (other than FICA or other employment Tax-Related Items that become payable in a year prior to the year that income Tax-Related Items become payable), unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above; or
(d)    any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or under the Plan, approved by the Committee.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s), to the extent permitted under the Plan. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent), or if not refunded by the Company, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares underlying the vested Performance RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.
Finally, the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.
9.Nature of Grant.  In accepting the Award, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; to the extent permitted by the Plan;

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(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or other awards, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future restricted stock units or other awards, if any, will be at the sole discretion of the Company;
(d)the Award and the Participant’s participation in the Plan shall not create a right to employment or other service relationship, or be interpreted as forming or amending an employment or service relationship with the Company, the Employer or any other Subsidiary or affiliate of the Company, and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or affiliate of the Company, as applicable, to terminate the Participant’s employment or service relationship, if any;
(e)the Participant’s participation in the Plan is voluntary;
(f)the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, holiday top-up, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;
(h)unless otherwise agreed in writing with the Company, the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary or affiliate of the Company;
(i)the future value of the Shares subject to the Performance RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(j)after termination of the Participant’s Active Status, the Participant is no longer eligible to receive any new restricted stock units under the Plan;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance RSUs resulting from (i) the application of the clawback policy described in Section 6 of this Agreement or otherwise adopted by the Company or required by law, or (ii) termination of the Participant’s Active Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Performance RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the Performance RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(m)neither the Company, the Employer nor any other Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance RSUs or of any amounts due to the Participant pursuant to the settlement of the Performance RSUs or the subsequent sale of any Shares acquired upon settlement.
10.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

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11.Data Privacy.
a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all performance restricted stock units or any other entitlement to Shares or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
b)Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Plan Services, LLC and its affiliated companies (collectively, “Fidelity”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
c)International Data Transfers. The Company and Fidelity are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws. This means Data may be retained until after termination of the Participant’s Active Service.
e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance RSUs or other equity awards to the Participant or administer or maintain such awards.
f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

a)Declaration of Consent. By accepting the Performance RSUs and indicating consent via the Company’s acceptance process, the Participant is declaring that he or she expressly agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

12.Governing Law/Choice of Venue.  The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan, without regard for its conflict of laws provisions. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby

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submit to and consent to the exclusive jurisdiction of the State of Washington, and agree that such litigation shall be conducted exclusively in the courts of King County, or the federal courts of the United States for the 9th Circuit, and no other courts, where this grant is made and/or to be performed.
13.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance RSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
14.Language.  The Participant acknowledges and represents that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of this Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
16.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Undertakings.  The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance RSUs pursuant to the provisions of this Agreement.
18.No Rights as Shareholder. Except as otherwise provided in Section 2, the Participant will not have dividend, voting or any other rights as a shareholder of the Shares with respect to the Performance RSUs. Upon payment of the vested Performance RSUs in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.
19.Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Performance RSUs granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances, except that this Award may be transferred (i) by will or by laws of descent and distribution applicable to a deceased Participant or (ii) pursuant to a domestic relations order.
20.Appendix A.  Notwithstanding any provisions in this Global Key Employee Restricted Stock Unit Grant Agreement, the Award of Performance RSUs shall be subject to any additional terms and conditions set forth in Appendix A for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Global Key Employee Restricted Stock Unit Grant Agreement.
21.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSUs and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 17 above) that may be necessary to accomplish the foregoing.

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22.Waiver. If the Participant breaches or otherwise does not comply with any provision of this Agreement, but the Company does not act upon this breach or non-compliance and continues to comply with its obligations under this Agreement, this shall not mean that the Company waives any other provision of this Agreement or will otherwise permit any further breach of or non-compliance with any provision of this Agreement.

23.Insider Trading/Market Abuse Laws. Depending on the Participant’s country or the country in which Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, the Participant’s country, the Participant’s broker’s country and/or the country where the Shares are listed, which may affect the Participant’s ability directly or indirectly, for the Participant him- or herself or for a third party, to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares, rights to Shares (e.g., Performance RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell Company securities, including third parties who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should consult with the Participant’s own personal legal and financial advisors on this matter before taking any action related to the Plan.

24.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to comply with such regulations, and the Participant should consult his or her personal legal advisor for any details.

25.No Modification of Executive Severance Plan. Notwithstanding anything to the contrary set forth herein or in the Plan, the benefits referenced herein that are provided pursuant to the Executive Severance Plan remain subject to the amendment and termination provisions of the Executive Severance Plan.

Finally, the Company hereby strongly recommends that the Participant seek the advice of a personal tax and/or legal advisor to obtain specific information concerning the tax and other legal consequences associated with the Performance RSUs.
* * *

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By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.
EXECUTED as of the Date of Grant.
    STARBUCKS CORPORATION

    By    _ Howard Schultz

    Its CEO

    PARTICIPANT

    Signature

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